UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

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FORM 8-K

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CURRENT REPORT

Pursuant to Section 13 or 15(d)
of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  August 16, 2023

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Stock Yards Bancorp, Inc.

(Exact name of registrant as specified in its charter)

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Kentucky	001-13661	61-1137529
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

1040 East Main Street,

Louisville, Kentucky 40206

(Address of Principal Executive Offices) (Zip Code)

(502) 582-2571

(Registrant's telephone number, including area code)

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Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common stock, no par value	SYBT	The NASDAQ Stock Market, LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Executive Succession

Stock Yards Bancorp, Inc. (the “Company”) issued a press release on August 16, 2023, announcing Kathleen C. Thompson’s upcoming retirement and the Company’s decisions regarding succession in its executive leadership.

Kathleen C. Thompson, Senior Executive Vice President, Director of Wealth Management & Trust Group at the Company’s subsidiary, Stock Yards Bank & Trust Company (the “Bank”), and a member of the Board of Directors of each of the Company and the Bank, entered into an Executive Transition Agreement on August 16, 2023 (the “Transition Agreement”) with the Company and the Bank pursuant to which she will retire from all positions with the Bank and retire from the Board of Directors of each of the Company and the Bank effective January 2, 2024 (the “Retirement Date”).

The Company also announced on August 16, 2023 that, effective January 3, 2024, Shannon Budnick, who now serves as the Bank’s Senior Vice President and Managing Director of Investments, will serve as Executive Vice President, Director of Wealth Management & Trust Group at the Bank.

Thompson Transition Agreement

Ms. Thompson and the Company, along with the Bank, entered into the Transition Agreement on August 16, 2023. Pursuant to the terms of the Transition Agreement, Ms. Thompson will continue to serve as Senior Executive Vice President, Director of Wealth Management & Trust Group at the Bank, and a member of the Board of Directors of the Company and the Bank, through the Retirement Date.

Under the Transition Agreement, Ms. Thompson will immediately begin to share more information and guidance about her duties and responsibilities with Ms. Budnick.

Ms. Thompson will continue to be compensated at her current base salary through the Retirement Date and for all of the 2024 calendar year, with the 2024 base salary paid according to the Bank’s normal payroll schedule. The Transition Agreement provides that Ms. Thompson is entitled to be paid any annual cash bonus payable to Ms. Thompson in 2024 for 2023 performance, to the extent the performance metrics as previously approved by the Compensation Committee are certified as met. The Transition Agreement provides that no incentive or bonus compensation will be paid for the 2024 calendar year.

Under the Transition Agreement, Ms. Thompson has agreed to make herself available on a consulting basis, as and if called on by the Bank’s executive management with reasonable prior notice, for no more than 8 hours per week on average, during the period between the Retirement Date and December 31, 2024. To the extent so called on to provide guidance, advice or other services, the Bank will pay Ms. Thompson an hourly fee, in her capacity as an independent contractor and consultant, of $250 per hour for such services.

The Transition Agreement also details how Ms. Thompson’s retirement impacts her rights under various equity awards and benefit plans and agreements with the Company and makes certain amendments to past awards. The Transition Agreement provides for 100% vesting of those stock appreciation rights (“SARs”) that would not have otherwise been vested on the Retirement Date, and that these newly-vested SARs will continue to be exercisable for the remainder of their 10-year terms. In addition, the Transition Agreement amends the terms of each of Ms. Thompson’s outstanding performance-based share unit awards (“PSUs”) to provide that she will be entitled to receive the entire amount earned under those awards based upon the Compensation Committee’s review and certification of the Company’s applicable performance results, without proration for any portions of the applicable performance periods that continue after the Retirement Date.

Ms. Thompson’s Amended and Restated Change in Control Severance Agreement will be terminated effective as of the Retirement Date. Ms. Thompson’s rights will continue in accordance with the current terms of the Bank’s Executive Nonqualified Deferred Compensation Plan and the Senior Officer Security Plan.

In exchange for the consideration specified in the Transition Agreement, Ms. Thompson has agreed to sign a general release of claims on the Retirement Date, and has agreed to certain covenants regarding noncompetition, confidentiality and cooperation.

The foregoing is only a summary of certain terms of the Transition Agreement, which is qualified in its entirety by Exhibit 10.1, incorporated by reference herein.

Item 7.01. Regulation FD Disclosure.

On August 16, 2023, the Company issued a press release announcing Ms. Thompson’s upcoming retirement and the Company’s appointment of Ms. Budnick to her new position. A copy of the press release is attached as Exhibit 99.1 to this Current Report on Form 8-K.

Item 9.01. Financial Statements and Exhibits.

(d) Exhibits

10.1	Executive Transition Agreement by and among Stock Yards Bank & Trust Company, Stock Yards Bancorp, Inc. and Kathleen C. Thompson, dated August 16, 2023
99.1	Press Release dated August 16, 2023
104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Stock Yards Bancorp, Inc.

Date: August 16, 2023	By:	/s/ T. Clay Stinnett
T. Clay Stinnett
Executive Vice President, Treasurer and Chief Financial Officer